Exhibit 10.2

www.transatlanticpetroleum.com

16803 Dallas Parkway		Canon’s Court
Addison, Texas 75001		22 Victoria Street
Phone	214-220-4323	Hamilton HM 12
Fax	214-265-4711	Bermuda

April 24, 2013	Via Hand Delivery

Mr. Chad W. Potter

16803 Dallas Parkway

Dallas, Texas 75001

RE:    Severance Agreement and Release

Dear Chad,

As we have discussed, you and TransAtlantic Petroleum Ltd., a Bermuda exempted company (TransAtlantic Petroleum Ltd. and its wholly owned subsidiary, TransAtlantic Petroleum (USA) Corp., a Delaware company with offices at 16803 Dallas Parkway, Addison, Texas 75001, together with their affiliates and subsidiaries, are collectively referred to herein as the “Company”) have reached an agreement regarding your resignation from the Company. To ease your transition into new employment, the Company wishes to offer you a severance agreement in accordance with the terms of this letter. In return, the Company is asking you for certain commitments to protect its business interests.

The terms of the severance package are memorialized in this letter agreement (the “Agreement”). Upon your execution and return of this Agreement, you and the Company agree to the following:

1.	Cash Severance. The Company will pay you a cash severance payment in the amount of Fifty Thousand USD ($50,000), to be paid in five (5) equal payments of Ten Thousand USD ($10,000 USD) (the “Cash Severance”). The Cash Severance payments will be paid on the fifteenth day of each month, beginning May 15, 2013. You acknowledge that if you (a) do not accept the terms of this Agreement, or (b) accept the terms of this Agreement but revoke the Release (as defined in Paragraph 4 below), the Company will not pay you the Cash Severance.

April 24, 2013

2.	Equity Severance. The Company will cause the accelerated vesting of the following restricted stock units: (a) 116,959 restricted stock units vesting one-half September 1, 2013 and one-half September 1, 2014, and (b) 11,319 restricted stock units vesting on July 15, 2013 (the “Equity Severance” and, together with the Cash Severance, the “Severance”). The Company will use its reasonable efforts to accelerate the vesting of the Equity Severance effective May 10, 2013. You acknowledge that if you (a) do not accept the terms of this Agreement, or (b) accept the terms of this Agreement but revoke the Release (as defined in Paragraph 4 below), the Company will not pay you the Equity Severance.

3.	Acceptance. The Company will leave this offer open until 5:00 p.m. on Wednesday, April 24, 2013 (the “Deadline”). You may accept the Agreement at any time between now and the Deadline by signing a copy of this Agreement and delivering a copy of the same to Mike Kissner via e-mail at mike.kissner@tapcor.com.

4.	Release. You agree to release, remise and discharge the Company by signing a release substantially in the form attached hereto as Exhibit A (the “Release”).

5.	Severance Date. Your employment with the Company will end on May 10, 2013 (the “Termination Date”). You agree to continue to perform your duties as an employee of the Company, including transitioning any replacement, through the Termination Date.

6.	Non-Solicitation. For a period of six (6) months following the date you execute this Agreement, you agree that you will not solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person (i) formerly employed by the Company or any of its subsidiaries or affiliates during the six (6) month period immediately preceding the last date of your employment with the Company (a “Former Employee”) or (ii) employed by Company or its subsidiaries or affiliates (a “Current Employee”). The term “solicit” includes, but is not limited to, the following (regardless of whether done directly or indirectly): (a) requesting that a Former Employee or Current Employee change employment; (b) informing a Former Employee or Current Employee that an opening exists elsewhere; (c) assisting a Former Employee or a Current Employee in finding employment elsewhere; (d) inquiring if a Former Employee or a Current Employee knows of anyone who might be interested in a position elsewhere; (e) inquiring if a Former Employee or a Current Employee might have an interest in employment elsewhere; (f) informing others of the name or status of, or other information about, a Former Employee or a Current Employee; or (g) any other similar conduct, the intended or actual effect of which is that a Former Employee affiliates with another employer or a Current Employee leaves the employment of Employer.

7.	Non-Competition. For a period of one (1) year following the date of your acceptance of this Agreement, you will not directly or indirectly solicit any person or company with which, on the date of your separation from the Company, the Company and/or any of its subsidiaries or affiliates has an existing contract for services, or with which the Company and/or any its subsidiaries and affiliates is in negotiations to enter into a contract for services, or induce any of these companies to terminate or reduce their business with the Company and/or any its subsidiaries and affiliates.

April 24, 2013

8.	Commitment to Preserve Good Name. You and the Company mutually agree to not make or publish any disparaging statements (whether written, electronic or oral) regarding, or otherwise malign the business reputation of, either you or the Company or any of the Company’s directors, officers, partners, managers, members or employees.

9.	Confidentiality. By executing this Agreement, you agree that you will treat the existence and amount of the Severance as confidential. You agree that you will not discuss this Agreement, the Release or any of the terms of this Agreement or the Release, with anyone other than your immediate family and your financial and legal advisors, provided that you inform them of this confidentially provision and they agree to abide by it.

10.	No Undue Hardship. You agree that none of the restraints and provisions in this Agreement are unduly burdensome or impose an undue hardship on you, are no greater than necessary, and are as narrowly drafted as possible to protect the legitimate interests of the Company and its subsidiaries and affiliates.

11.	Other Issues. This Agreement and the Release constitute the entire agreement between you and the Company. You and the Company agree that there are no oral representations or understandings between us that are not contained within the written terms of this Agreement and the Release. Furthermore, you and the Company agree that this Agreement and the Release may not be orally modified. To change the terms of this Agreement or the Release, both you and an authorized representative of the Company must agree in writing. If any portion of this Agreement or the Release is held by a court or other entity of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions shall remain in full force and effect.

12.	Governing Law. This Agreement and the Release shall be governed by and construed and enforced, in all respects in accordance with the laws of the State of Texas, USA, without regard to principles of conflicts of law.

If you are in agreement with these terms, please sign and date below.

Very truly yours,

/s/ Jeffrey S. Mecom

Jeffrey S. Mecom

Vice President

April 24, 2013

ACCEPTED AND AGREED TO BY:

                /s/ Chad W. Potter

Chad W. Potter

Dated:

April 24, 2013